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BDO Canada LLP
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Consent of Independent Registered Chartered Professional Accountants

We hereby consent to the incorporation by reference in the registration statements on (Form F-3 (File No. 333-183587); and (i Form S-8 (Files No. 333-179540 and 333-156772) of our Auditor's Report dated March 9, 2016 relating to the DXI Energy Inc. Consolidated Financial Statements as at December 31, 2015, and December 31, 2014, and for the years then ended which appears in this Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Calgary, Canada
April 21, 2016

/s/ BDO Canada LLP
INDEPENDENT REGISTERED CHARTERED PROFESSIONAL ACCOUNTANTS